Exhibit 8.1

New York Menlo Park Washington DC São Paulo London	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025        650 752 2000 tel

650 752 2111 fax

November 27, 2017

SMART Global Holdings, Inc.

39870 Eureka Drive

Newark, CA 94560

Ladies and Gentlemen:

We are acting as United States counsel to SMART Global Holdings, Inc., a Cayman Islands exempted company (the “Company”) in connection with the preparation of the Registration Statement on Form S-1 (the “Registration Statement”) and the related Prospectus (the “Prospectus”) filed with the United States Securities and Exchange Commission by the Company for the purpose of registering under the United States Securities Act of 1933 (the “Act”), as amended, [                 ] of the Company’s ordinary shares.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

We hereby confirm our opinion set forth under the caption “Taxation – Material U.S. Federal Income Tax Consequences” in the Prospectus.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the captions “Taxation” and “Legal Matters” in the Prospectus included in the Registration Statement and to the filing, as an exhibit to the Registration, of this letter. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP